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                                              Exhibit 99


                  SHARED MEDICAL SYSTEMS CORPORATION ANNOUNCES
                  PRELIMINARY THIRD QUARTER EARNINGS SHORTFALL


MALVERN, PA (October 19, 1998) Shared Medical Systems Corporation (SMS) (NYSE:SMS) today announced that it expects earnings per share for the third quarter ended September 30, 1998 to be in the range of $.59 to $.61 for the quarter which is below the company's stated earnings per share goal of $.68 to $.71. This shortfall is a result of slower than expected sales in Europe during the quarter.

"Despite the continued impact of slower economic growth in Europe, the fundamentals of our business and our North American operations remain strong," stated Marvin S. Cadwell, President and CEO, SMS.

"North American operations continued its solid performance this quarter with growth in service and systems fee revenues and hardware sales. However, the outstanding success of our North American business was not sufficient to cover the weak demand we experienced in Europe."

Added Cadwell, "Although we still expect to achieve record earnings levels in 1998 as compared to 1997, the level of that performance is clearly dependent on improved results in our European operations."

SMS is scheduled to announce third quarter results on October 27, 1998.


This press release contains forward-looking statements. Such statements, and any other forward-looking statements made by or on behalf of the Company, are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Among such factors are changes in length and composition of sales cycles; non-renewals of customer contracts; inability to keep pace with competitive, technological and market developments; failure to protect proprietary software; delays in product development; undetected errors or bugs in software products; customer reductions caused by health industry consolidation; difficulties in product installation; dependence on suppliers; interruption of availability of resources necessary to provide products and services; difficulties encountered by the Company, customers, or others in dealing with the year 2000 issue; inability to successfully integrate acquired business operations; changes in economic, political and regulatory conditions in the health industry; regulation of additional products as medical devices by the federal Food and Drug Administration; and fluctuations in foreign currencies, interest rates, and taxes.

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Contacts:                Michael Costello  610-210-4327
                         Julie McDowell    610-219-6528